UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

FIGS, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40448	46-2005653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2834 Colorado Avenue, Suite 100
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (424) 300-8330

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	FIGS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.
On November 2, 2023, FIGS, Inc. (the “Company”) announced its financial results for the three and nine months ended September 30, 2023. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”).
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2023, the Board of Directors (the “Board”) of the Company appointed Mario Marte to serve as a member of the Board, effective November 3, 2023 (the “Effective Date”). Mr. Marte will serve as a Class I director with a term expiring at the 2025 annual meeting of stockholders and until his successor is elected and qualified or his earlier death, disqualification, resignation or removal. The Board also appointed Mr. Marte to serve as a member of the Audit Committee of the Board (the (“Audit Committee”) and Jeffrey Wilke, an existing member of the Board, to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”), in each case effective as of the Effective Date. As of the Effective Date, the Audit Committee will consist of Michael Soenen (chair), Kenneth Lin, Mario Marte and Jeffrey Wilke and the Compensation Committee will consist of Michael Soenen (chair), Jeffrey Wilke and J. Martin Willhite.

From September 2018 to July 2023, Mr. Marte served as Chief Financial Officer of Chewy, Inc., the world’s leading online retailer of pet products and services. Before that, from April 2015 until September 2018, Mr. Marte served as Vice President - Finance & Treasurer at Chewy. Mr. Marte previously served as the Vice President—Financial Planning & Analysis for Hilton Worldwide Holdings, Inc., and in various other roles at Hilton, American Airlines Group Inc. and Accenture LLC, a consulting firm. Since January 2021, Mr. Marte has served on the board of directors of Best Buy Co., Inc. and as chair of its audit committee since June 2023. Mr. Marte holds a B.S. in Computer Engineering from the University of South Florida and an M.B.A. from Duke University’s Fuqua School of Business. The Company believes Mr. Marte is qualified to serve as a member of its Board based on his extensive financial expertise, his deep knowledge of eCommerce and consumer businesses, and his leadership experience at private and publicly traded companies.

Upon the Effective Date, Mr. Marte is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for (i) an annual cash retainer of (a) $50,000 for serving on the Board and (b) $10,000 for service as a member of the Audit Committee, (ii) an initial grant of restricted stock units (“RSUs”) for the number of shares of the Company’s Class A common stock equal to $150,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from June 7, 2023 through the Effective Date and (b) the denominator of which is 365, divided by the closing price for the Company’s Class A common stock on the Effective Date, and that vests in full on the earlier to occur of (x) the one-year anniversary of the Effective Date and (y) the date of the Company’s next annual meeting of stockholders following the Effective Date, subject to continued service through the applicable vesting date, and (iii) an annual grant, on the date of the Company’s next annual meeting of stockholders, of RSUs for that number of shares of Class A common stock with a value of $150,000, and that vests in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of Company’s next annual meeting of stockholders following the grant date, subject to continued service through the applicable vesting date.

The Company also expects Mr. Marte to enter into its standard indemnification agreement for directors and officers.
Item 7.01 Regulation FD Disclosure.
On November 2, 2023, the Company posted a financial highlights presentation to the “Investor Relations” portion of its website at ir.wearfigs.com/financials/quarterly-results.
The information in Items 2.02 and 7.01 of this Report (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1*	Press Release of the Company, dated November 2, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This exhibit related to Item 2.02 shall be deemed to be furnished, and not filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGS, INC.
Date:	November 2, 2023	By:	/s/ Daniella Turenshine
		Name:	Daniella Turenshine
		Title:	Chief Financial Officer